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                                                                    EXHIBIT 23.1





                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
PhyCor, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of PhyCor, Inc. of our reports dated February 13, 1996, with respect to the consolidated balance sheets of PhyCor, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and all related schedules, which reports appear in the December 31, 1995 annual report on Form 10-K of PhyCor, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.





                                       KPMG PEAT MARWICK LLP



Nashville, Tennessee
November 1, 1996